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                                                                    EXHIBIT 4.27


                        CHANCELLOR BROADCASTING COMPANY
                     12655 N. Central Expressway, Suite 405
                              Dallas, Texas  75243

                               February 14, 1997



Mr. Carl E. Hirsch
OmniAmerica Communications, Inc.
11111 Santa Monica Blvd., Suite 220
Los Angeles, California  90025

                  Re:      Grant of Non-Qualified Stock Option

Dear Mr. Hirsch:

This letter will set forth the terms of the grant to you (the "Grantee") of an option to purchase shares of Class A Common Stock, $0.01 par value per share (the "Stock"), of Chancellor Broadcasting Company, a Delaware corporation (herein, together with its successors, referred to as the "Company").

         1.      Grant of Option

         The Company hereby grants to the Grantee the right and option to purchase (the "Option"), in accordance with the terms and conditions set forth in this agreement, an aggregate of 75,000 shares of Stock (the "Option Shares") initially at the price of $22.50 per share in cash (the "Exercise Price"), all subject to the adjustment provisions and limitations set forth herein.

         The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company shall at all times have reserved for issuance a sufficient number of shares of Stock to permit the Grantee to acquire the Option Shares on the terms and conditions provided herein.

         2.      Vesting and Exercise

                 (a) The Option Shares shall be fully vested and immediately exercisable as of the date hereof.

                 (b) The Grantee may exercise the Option to purchase all or a portion of the Option Shares at any time prior to the termination of the Option pursuant to this agreement. In no event shall the Grantee be entitled to exercise the Option for a fraction of an Option Share.





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                 (c)      Any exercise by the Grantee of the Option shall be in
writing addressed to the Corporate Secretary of the Company at its principal place of business and shall (i) state the number of shares of Stock being purchased pursuant to such exercise and (ii) be accompanied by payment of the full amount of the aggregate Exercise Price of the shares so purchased.

         3.      Termination

         The Option shall cease to exercisable and terminate as of 5:00 P.M., Dallas, Texas time on February 14, 2007.

         4.      Transferability

         The Option is not transferable by the Grantee otherwise than by will or the laws of descent and distribution, and is exercisable, other than upon Grantee's death or disability, only by the Grantee. The Option shall be exercisable upon the Grantee's death or disability by the estate, devisee or legal representative in accordance with the terms of this agreement for a period of one (1) year following the date of Grantee's death, after which time the Option shall terminate and become null and void. The Option may not be assigned, transferred (except by will or the laws of descent and distribution), pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option, contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon the Option, shall be null and void and without effect.

         5.      Resignation

         Unless there is in effect a registration statement under the Securities Act with respect to the issuance of the Option Shares (and, if required, there is available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act), the Grantee (or, in the event of his death, the person exercising the Option) shall, as a condition to his right to exercise the Option, deliver to the Company an agreement or certificate containing such representations, warranties, and covenants as the Company may deem necessary or appropriate to ensure that the issuance of shares of Stock pursuant to such exercise is not required to be registered under the Securities Act or any applicable state securities law. It is understood and agreed that under no circumstances shall the Company be obligated to file any registration statement under the Securities Act or any applicable state securities law to permit exercise of the Option or to issue any Stock in violation of the Securities Act or any applicable state securities law.

         6.      Withholding Taxes

         By acceptance hereof, the Grantee hereby (i) agrees to reimburse the Company or any subsidiary or parent corporation by which Grantee is employed or receiving any compensation under any consulting arrangement for any federal, state, or local taxes required by any government to be withheld or otherwise deducted by such corporation in respect of the


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Grantee's exercise of all or a portion of the Option; (ii) authorizes the
Company or any subsidiary or parent corporation by which the Grantee is employed or receives compensation under any consulting arrangement to withhold from any cash compensation paid to the Grantee or in the Grantee's behalf, an amount sufficient to discharge any federal, state, and local taxes imposed on the Company, or the subsidiary or parent corporation from which the Grantee receives compensation, and which otherwise has not been reimbursed by the Grantee, in respect of the Grantee's exercise of all or a portion of the Option; and (iii) agrees that the Company may, in its discretion, hold the stock certificate to which Grantee is entitled upon exercise of the Option as security for the payment of the aforementioned withholding tax liability, until cash sufficient to pay that liability has been accumulated, and may, in its discretion, effect such withholding by retaining shares issuable upon the exercise of the Option having a fair market value on the date of exercise which is equal (in the judgment of such corporation) to the amount to be withheld.

         7.      Adjustment of Shares and Price

         In the event of any change in the outstanding shares of Stock (whether voting or nonvoting) through merger, consolidation, recapitalization, stock dividend, stock split, split-up, split off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company (other than as a result of a proceeding in bankruptcy), the Board of Directors shall cause an appropriate adjustment to be made to each outstanding Option Share, and if appropriate, the Exercise Price, such that the Option shall thereafter be exercisable for such securities, cash, and/or other property as would have been received in respect of the Option Shares subject to the Option had the Option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. The term "Option Shares" after any such change shall refer to the securities, cash, and/or property then receivable upon exercise of the Option.

         8.      Miscellaneous

         This agreement shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws).


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         Please indicate your acceptance of all the terms and conditions of this agreement by signing and returning a copy of this letter. This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.


                                        Very truly yours,

                                        CHANCELLOR BROADCASTING COMPANY


                                        By:
                                           -----------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                             ---------------------------------



ACCEPTED AND AGREED TO as of
the date first above written.


- -------------------------------
CARL E. HIRSCH




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